Exhibit 10.19

CFO SERVICE AGREEMENT

between

DanDrit Biotech A/S CVR No 26 02 73 22
c/o Symbion Science Park Fruebjergvej 3
2100 Copenhagen Denmark
(hereinafter referred to as the "Company")

and

Robert E. Wolfe PO Box 189
Randolph, VT 05060
U.S.A.
(hereinafter referred to as the "CFO")

(The Company and the CFO hereinafter individually referred to as a "Party" and collectively referred to as the "Parties")

BACKGROUND

A.            Effective as from January 1, 2014, the CFO is to be hired as Chief Financial Officer of the Company; and

B.            The Parties wish, in this Agreement, to lay down the detailed terms applying to the CFO's engagement with the Company.

C.            The Company is in process with executing a share exchange after which the CFO will also be CFO of the new parent company as well, as in the Company.

Table of contents

1.	Job description	3
2.	Remuneration etc	3
3.	Entertainment and supplementary education and training	4
4.	Workplace and working hours	4
5.	Offices held during engagement with the Company	4
6.	Holiday	4
7.	Illness	4
8.	Intellectual property rights etc	4
9.	Duty of confidentiality and return of material	5
10.	Termination	5
11.	Non-competition	6
12.	Email, internet and personal data	6
13.	Governing law and venue	7

Appendices

Appendix A	List of directorships held by the CFO outside the Company

1.            Job description

1.1          The CFO is to have the title of Chief Financial Officer in the Company .

1.2          The CFO shall be responsible for:

1.2.1           Preparing and file all SEC filings - quarterly and yearly. Including any press releases or other necessary information to wards the market.

1.2.2          Oversee the management and coordination of all fiscal reporting activities for the organization.

1.2.3          Develop and maintain systems of internal controls to safe guard financial assets of the organization. Oversee the coordination and activities of independent auditors.

1.2.4           Monitor banking activities of the organization.

1.2.5           Report to the Board of Directors and deliver financial information as may be requested from the Board of Directors from time to time.

1.2.6           In the daily operations the CFO will report to the CEO.

1.3          The Board of Directors is to lay down the instructions applying at any time to the activities of the Company and the CFO shall be accountable to the Board of Directors for the activities of the Company being carried out in accordance with such instructions as well as in accordance with the Articles of Association of the Company and prevailing legislation. The CFO shall present any issue of an extraordinary nature or of great importance to the Board of Directors or, alternatively, to its Chairman.

1.4          The CFO is to be obliged to attend meetings of the Board of Directors.

1.5          The CFO shall agree to be appointed as a member of the boards of di rectors of companies that are part of the DanDrit Biotech Group is the Company so choose. No separate remuneration for such directorships is to be payable.

2.            Remuneration, etc.

2.1          The CFO is to be paid USD 78,000 per year. The salary is to be paid monthly in arrears on the last business day of the month.

2.2          The tax implications for the CFO resulting from the above are of no concern to the Company.

2.3          The remuneration is to be discussed with the Board of Directors once a year in December, for the first time in December 2014. Any changes are to take effect as from January of the following year.

2.4          As a one time Sign On Fee the CFO receives at the time of signing this agreement USD 6.000.

3.             Entertainment and supplementary education and training

3.1          All reasonable costs relating to the CFO's work, including travel, accommodation and meals expenses in connection with work outside the agreed premises, are to be paid by the Company according to vouchers submitted.

4.             Workplace and working hours

4.1          The workplace  is the address of the Company  in either Denmark or U.S.A. or the address of the CFO, but the CFO shall be obliged to attend meetings as well as other events away from these addresses. Moreover, the CFO is to expect some travelling during and outside working hours.

4.2          Due to the nature of the work, no fixed working hours have been agreed, as the CFO shall be obliged to work the number of hours required for a satisfactory performance of his duties. The CFO is to receive no remuneration for any work outside normal working hours.

4.3          Until decided otherwise the Company may during the employment of CFO use his address, currently PO Box 189. Randolph, VT 05060, U.S.A. as the official US Corporate address.

5.             Offices held during engagement with the Company

5.1          The Board of Directors has been informed of and agrees to the CFO holding the offices listed in the enclosed Appendix A.

5.2          The CFO shall at all times keep the CEO and the Board of Directors informed about any added other positions than what is mentioned in Appendix A. The CFO is entitled to assume new positions if there are no conflict and/or disclosure issues between said new positions and the position as CFO in the Company.

6.             Holiday

6.1          The CFO is to decide the time of holiday duly considering the interests of the Company and shall inform the CEO of absence lasting more than 1 week. Notice shall be given as early as possible. Notice of holidays shall be given 1week before the start of the holidays.

7.             Illness

7.1          The CFO is to receive salary during illness.

7.2          The CFO shall, without undue delay, notify the Company of any absence due to illness.

8.             Intellectual property rights etc.

8.1          All intellectual property rights - including copyright and photo, patent, utility model, design and trademark rights - in creations of any kind whatsoever, whether texts, computer programmes or marketing principles, etc., which were created as part of the general relationship or were the result of an assignment given to the CFO are to be held by the Company, but subject to mandatory statutory rules. The passing of rights is final and conclusive and does not become void upon the end of the contractual relationship.

8.2          Consequently, the Company is fully entitled to exercise the above rights in creations and, moreover, the Company holds every right to reassign such rights to any third party.

9.             Duty of confidentiality and return of material

9.1          During his work, the CFO will receive confidential information about the Company. If the competitors of the Company were to learn of the contents of such information that may significantly damage the Company. Consequently, the CFO acknowledges the Company's interest in the CFO undertaking and complying with a duty of strict confidentiality.

9.2          The CFO shall owe a duty of confidentiality as regards any confidential information relating to the Company and its activities received by the CFO as part of his contractual relationship with the Company. The only exception in this respect is information on factors that must, as a matter of course, be disclosed to a third party.

9.3          The CFO is not to be entitled to use or disclose confidential information to any third party.

9.4          Confidential information includes, but is not limited to, any information on the Company's customers and suppliers, price and discount systems, market surveys and marketing strategies, product development, production processes and research that is not publicly available.

9.5          The duty of confidentiality and the provision barring the use of confidential information are to apply during as well as after the end of the contractual relationship.

9.6          Any breach of the duty of confidentiality and/or the provision barring the use of confidential information will be considered material breach and will result in the termination of this contract.

9.7          Furthermore, in the event of any breach of the duty of confidentiality and/or the provision barring the use of confidential information, the CFO shall pay an agreed penalty of USD 30,000 to the Company for any one breach. Company is to be entitled to claim damages for any loss caused by the breach.

9.8          Upon actually leaving his position - for whatever reason - the CFO shall return to the Company any and all material etc. belonging to the Company and in the CFO's possession. No lien is to be exercisable on any material etc. belonging to the Company.

10.           Termination

10.1        This contract is to be terminable on the part of the Company by a notice of 3 months to expire at the end of a month during the first 6 months of contract. Hereafter the notice is increased to 6 months to expire at the end of a month.

10.2        The contract is to be terminable on the part of the CFO by a notice of 3 months to expire at the end of a month.

10.3        In the event of material breach, the Party not in breach may terminate this Agreement without further notice and claim damages according to the general law of damages.

10.4        If the CFO suspends his payments or if bankruptcy proceedings are commenced against his estate, the Company may terminate the contract without notice.

10.5        The contract is to end without any notice of termination on the last day of the month of the CFO's 70th birthday.

11.            Non-competition

11.1         During the contractual relationship and for a period of 12 months after the end of the contract, the CFO shall be obliged not to be engaged, di rect1y or indirectly, in any kind of activity that is in competition with the Company within the biotech industry.

11.2         If the Company intends to expand its business area, the obligation is also to apply to such expanded business area if the CFO has, directly or indirectly, been involved in the preparations relating to the business-area expansion.

11.3        The obligation extends to the CFO's engagement as an owner, co owner, employee, consultant, member of the board of directors or in any other way in Denmark as well as abroad and irrespective of whether such engagement is paid or unpaid.

11.4        If The Company finds, that a breach is in fact taken place, or if the Company finds that a breach might be happening, the Company must give written notice to the CFO. The CFO has thereafter 14 days to stop the activity in question. If the activity in question is stopped the indicated breach is of no consequence.

11.5        The Company may attempt to prevent any breach of this clause by obtaining an injunction.

11.6        Company is to be entitled to claim damages for any loss caused by a breach not stopped in accordance with 11.4.

11.7        Payment of a penalty or compensation does not result in this non competition clause ceasing to exist and, despite payment of the penalty; the CFO will thus continue not to be entitled to be engaged as specified in Clause 11.1.

11.8        The CFO is to receive no separate payment for accepting this clause as such payment is included in the remuneration specified in Clause 2.

11.9        The end of the contractual relationship is defined as the time of expiry of the CFO's notice period, notwithstanding that the contract did, in effect, end at an earlier date.

11.10      This clause may be relied on by the Company if the CFO terminates his contractual relationship or if the Company does so and the CFO has given reasonable cause for such termination.

12.           Email, internet and personal data

12.l         As part of the contractual relationship, the Company will be processing a number of general personal data on the CFO. Such processing will be in accordance with good practices for the processing of data and as pre scribed in the Danish Act on Processing of Personal Data in force at any time.

12.2        The CFO consents to the Company disclosing such personal data to a third party in Denmark or abroad, including any third party in a non-EU country. There must be an objective reason for such disclosure and such disclosure must be necessary for the purposes of legitimate interests pursued by the CFO or the Company. No disclosure may be made for any purpose incompatible with the purposes underlying the processing by the Company.

12.3        The consent given by the CFO may, in accordance with the Act on Processing of Personal Data, be withdrawn at any time. However, the CFO has, at the same time, been informed that any withdrawal may be contrary to material interests of the Company and that such withdrawal may, in that case, have implications for the CFO's contractual relation ship.

13.           Governing law and venue

13.l          This CFO Service Agreement is to be governed by and construed in accordance with Danish law.

13.2         Any dispute arising out of this ongoing relationship or the conclusion, construction or end of this CFO Service Agreement is to be settled finally by binding arbitration according to the "Rules of Arbitration Procedure of Danish Arbitration" and the arbitral tribunal is to be made up of arbitrators appointed by the Danish Institute of Arbitration. The arbitral tribunal is to sit in Copenhagen.

13.3         If the Parties so agree, the arbitral tribunal is to be made up of only one arbitrator.

13.4         Both the Company and the CFO shall owe a duty of confidentiality as regards the arbitral proceedings and award.

This CFO Service Agreement has been executed in two copies, of which the Company and the CFO are each to receive one.

Copenhagen, February 10, 2014	Vermont, USA, February 10, 2014
For the Company:	The CFO:

/s/ Robert E. Wolfe	/s/ Eric Leire
Eric Leire, CEO	Robert E. Wolfe

APPENDIX A

Advanced Oxygen Technologies Inc.
Anton Nielsen Vojens ApS
Baldwin Construction Inc.
Baldwin Construction Ltd
Bio Skin Development Lab Inc.
Coastal Oil Inc.
Crossfield Estates
Crossfield Investments llc
Crossfield Sporthorses, Inc.
Crossfield, Inc.
Crossland Belize Ltd
Crossland ltd
Danish Composite Recycling ApS
Drumbeg Holdings Limited
Drumbeg Inc.
Eastern Star ltd.
Iprocessmanager Inc.
Iso-Ware  NS
Ludlow Leasing Inc.
Process Management Software ltd
Shaw Logistics Inc.
Triton International ltd
W. Hader Inc.